UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. ________)*



Reconditioned Systems, Inc.

(Name of Issuer)



Common Stock

(Title of Class of Securities)



756240305

(CUSIP Number)


Dirk D. Anderson
Reconditioned Systems, Inc.
444 W. Fairmont
Tempe, AZ 85282
480-968-1772


(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)




February 28, 2002
(Date of Event which Requires Filing of this Statement) If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ] Note:
  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 for other parties to whom copies are to be sent. * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



      CUSIP No. ..................................756240305




      1.Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

        Scott W. Ryan
      ..........................................................................




      2.Check the Appropriate Box if a Member of a Group (See Instructions)


      (a).......................................................................


      (b).......................................................................




      3.SEC Use Only
      ..........................................................................




      4.Source of Funds (See Instructions)      PF
      ..........................................................................



      5.Check if Disclosure of Legal Proceedings Is Required Pursuant to Items
      2(d) or 2(e) .................




      6.Citizenship or Place of Organization   U.S.
      ..........................................................................



      Number of
      Shares
      Beneficially
      Owned by
      Each
      Reporting
      Person With

      7.Sole Voting Power    262,095
      ..........................................................................



      8.Shared Voting Power  0
      ..........................................................................



      9.Sole Dispositive Power  262,095
      ..........................................................................



      10.Shared Dispositive Power  0
      ..........................................................................



      11.Aggregate Amount Beneficially Owned by Each Reporting Person  262,095
      ..........................................................................




      12.Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
      Instructions) ...........




      13.Percent of Class Represented by Amount in Row (11) 22%
      ..........................................................................




      14.Type of Reporting Person (See Instructions) IN
      ..........................................................................







Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





      Date             March 11, 2002





      Signature       /S/ Scott W. Ryan





      Name/Title     Scott W. Ryan